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                                                                   EXHIBIT B-200



                            ARTICLES OF ASSOCIATION



                              GPU DO BRASIL LTDA.
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                              GPU do Brasil Ltda.


                            ARTICLES OF ASSOCIATION

By this instrument, the undersigned: (a) GPU Electric, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the City of Parsippany, State of Delaware, United States of America, at One Upper Pond Road, herein represented by its attorney-in-fact, Irene Dias da Silva, Brazilian, single, lawyer, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, with offices at Rua Boa Vista, 254, 9th floor, bearer of Identity Card (R.G.) No. 4.121.494 SSP/SP, and enrolled in the Individual Taxpayers' Register (CPF) under No. 055.894.288-15; and (b) GPU Brasil, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the City of Parsippany, State of Delaware, United States of America, at One Upper Pond Road, herein represented by its attorney-in-fact, Irene Dias da Silva, identified above, organize, as they have organized, a limited liability company, to be governed by the following articles and conditions:


     Article 1. - The company shall operate under the name GPU DO BRASIL LTDA.

     Article 2. - The company has its principal place of business in the City of Sao Paulo, State of Sao Paulo, at Rua Boa Vista, 254, 7th floor, suite 721. Branches, offices and representation may be maintained elsewhere in Brazil or abroad, by resolution of the quotaholder(s) representing the majority of the quota capital.

     Article 3. - The corporate purpose of the company is:

     (a) to participate in other foreign or domestic companies, whether commercial or civil, engaged in the generation, distribution and transmission of electric power, as partner, shareholder or quotaholder; and

     (b) to represent other foreign or domestic companies.

     Article 4. - The company is established for an indeterminate period of time.
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     ARTICLE 5. - The quota capital of the company is one thousand reais (R$
1.000,00), divided into one thousand (1,000) quotas for the amount of one real (R$ 1,00) each, distributed among the quotaholders as follows:

     (a) GPU Electric, Inc. owns nine hundred and ninety-nine (999) quotas for the amount of nine hundred and ninety-nine reais (R$ 999,00).

     (b) GPU Brasil, Inc. owns one (1) quota for the amount of one real (R$
1,00).

     PARAGRAPH 1 - The quota capital of the company shall be paid up in Brazilian currency, credits or assets within one (1) year.

     PARAGRAPH 2 - The liability of the quotaholders is limited to the total amount of the company's quota capital.

     ARTICLE 6. - The company's business shall be managed and administered by the quotaholder GPU Electric, Inc., which shall delegate its powers to one or more managers, who must be individuals resident in Brazil.

     PARAGRAPH 1 - The delegate managers shall be appointed in a proper instrument to be registered at the competent registry, and this instrument shall serve as sufficient evidence of such appointment. The delegate managers shall take office on the date of their election and shall remain in office until such time as they are replaced by their successors.

     PARAGRAPH 2 - The term of office of the delegate managers shall be established in the respective instrument of appointment. Delegate managers may be replaced at any time by resolution of the quotaholder(s) which appointed them.

     PARAGRAPH 3 - The compensation of the delegate managers shall be established by the quotaholder(s) representing two thirds (2/3) of the company's quota capital and shall be charged to the company's general expenses account.

     PARAGRAPH 4 - One of the delegate managers may be designated Chief Executive Officer, if so established in the respective instrument of appointment.


     ARTICLE 7. - The delegate managers shall manage the company's business in general and shall be empowered to perform
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all acts necessary or advisable for such purpose, except as specified in article
10 hereof. Their powers shall include, but shall not be limited to those necessary:

     (a) to ensure compliance with the law and these articles of association and implementation of resolutions passed at the quotaholders meetings and at the delegate managers meetings;

     (b) to administer, manage and direct the business of the company, and to purchase, sell, exchange, encumber or otherwise acquire the company's assets or property, establishing the prices, terms and conditions thereof;

     (c) to issue internal regulations, rules and other similar guidelines relating to the management of the company;

     (d) to delegate the various management duties of the company among their members; and

     (e) to appoint attorneys in fact on behalf of the company.

     SOLE PARAGRAPH - Any delegate manager, individually, shall be competent to represent the company in his capacity as either plaintiff or defendant, in and out of court, as regards third parties, any public agency or any federal, state or municipal authorities, as well as autonomous government entities, mixed-capital companies and quasi-governmental entities.

     ARTICLE 8. - All acts and documents which involve the company in any liability or obligation, such as deeds of any kind, checks, promissory notes, bills of exchange, money orders, instruments of indebtedness in general, contracts, including loan agreements and other documents not specified herein, must bear the signature of:

     (a) two delegate managers acting jointly;

     (b) one delegate manager jointly with an attorney in fact; or

     (c) two attorneys in fact vested with special powers, acting jointly.

     SOLE PARAGRAPH - In the event there is only one acting delegate manager, the company may be represented by this delegate manager.
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     ARTICLE 9. - Powers of attorney issued by the company shall be signed by the managing quotaholder or any of the delegate managers, shall specify the powers granted and shall be valid for a limited period of time, with the exception of those granted for judicial purposes.


     ARTICLE 10. - The powers to purchase, sell, mortgage or otherwise dispose of or create a lien on real property shall require the prior written authorization of the quotaholder(s) representing two-thirds (2/3) of the quota capital of the company.

     ARTICLE 11. - The acts of any of the company quotaholders, officers, managers, employees or attorneys in fact that involve the company in any obligation regarding business or transactions which exceed the scope of its business purpose, such as sureties, aval guarantees, endorsements or any guarantees whatsoever in favor of third parties, are hereby expressly forbidden, and shall be deemed to be null and void and without any effect in relation to the company, except as otherwise authorized in writing by the quotaholder(s) representing two-thirds (2/3) of the quota capital of the company.

     ARTICLE 12. - No quotaholder may sell or otherwise transfer any of its quotas, either to the other quotaholders or to third parties, without the prior written consent of the quotaholder(s) representing two-thirds (2/3) of the company's quota capital.

     ARTICLE 13. - The fiscal year of the company shall begin on January lst and end on December 31st. At the end of each fiscal year, the balance sheet and other financial statements shall be prepared for that fiscal year.

     ARTICLE 14. - The net profits earned in each fiscal year shall be allocated as determined by the quotaholder(s) representing two-thirds (2/3) of the company's quota capital, all quotaholders' being assured of their proportional participation. Quotaholders shall have no rights in or to any portion of the profits until a specific resolution is passed determining their allocation.
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     SOLE PARAGRAPH - The company may prepare interim balance sheets on a half-
yearly or quarterly basis or at shorter intervals, and distribute the respective profits on the basis of these balance sheets.

     ARTICLE 15. - In the event of winding-up or liquidation of the company, the liquidator shall be the quotaholder appointed by the quotaholder(s) representing two thirds (2/3) of the company's quota capital. In this event, the assets of the company shall be used to satisfy the outstanding debts of the company. The remaining assets, if any, shall be divided among the quotaholders in proportion to the number of quotas which they hold.

     ARTICLE 16. - The withdrawal, extinguishment, death, exclusion, bankruptcy or concordata of any quotaholder shall not result in the winding-up of the company, which shall continue to exist with the remaining quotaholders, unless the latter decide that the company shall be liquidated, provided they represent two-thirds (2/3) of the company's quota capital. The assets pertaining to the withdrawn, extinguished, deceased, excluded, bankrupt or legally incapacitated (concordatario) quotaholder shall be calculated on the basis of the latest balance sheet prepared by the company, and shall be paid to the rightful party within six months of the event.

     ARTICLE 17. - These articles of association may be freely amended at any time, including amendments for the purpose of excluding a quotaholder, by resolution of the quotaholder(s) representing two-thirds (2/3) of the quota capital of the company.

     ARTICLE 18. - Disputes arising out of these articles of association shall be submitted to the courts of the State of Sao Paulo, State of Sao Paulo, to the exclusion of all others, however privileged they may be.
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IN WITNESS WHEREOF the parties sign this instrument in three (3) counterparts of identical content in the presence of the two (2) undersigned witnesses.


                              Sao Paulo, March 10, 1998


                              GPU ELECTRIC, INC.


                         By
                              Irene Dias da Silva



                              GPU BRASIL, INC.



                         By
                              Irene Dias da Silva



                              Irene Dias da Silva
                              Brazilian Bar Association/Sao Paulo
                              Chapter (OAB/SP) 31.186



                    Witnesses:

                    1. -
                         Name:
                         R.G.:



                    2. -
                         Name:
                         R.G.: